Exhibit 5.1

Hogan Lovells US LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, CO 80202 T +1 303 899 7300 F +1 303 899 7333 www.hoganlovells.com

June 13, 2013

Board of Directors

Regal Entertainment Group

7132 Regal Lane

Knoxville, TN 37918

Ladies and Gentlemen:

We are acting as counsel to Regal Entertainment Group, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (File No. 333-182383) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the public offering of certain securities of the Company that may be offered and sold from time to time and on a delayed or continuous basis as set forth in the prospectus dated June 27, 2012 (the “Prospectus”).  This opinion letter is delivered in connection with the public offering by the Company of up to $250,000,000 aggregate principal amount of the Company’s newly issued 5.750% senior notes due 2023 (the “Notes”), as described in that supplement to the Prospectus dated May 29, 2013 (the “Prospectus Supplement”), and along with the Prospectus, constituting a part of the Registration Statement.  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have also assumed that (i) at the time of offer, issuance and sale of the Notes, no stop order suspending the effectiveness of the Registration Statement will have been issued and remain in effect, (ii) all Notes will be issued pursuant to a base indenture dated January 17, 2013, between the Company and Wilmington Trust, National Association (the “Trustee”), as amended and supplemented by a Second Supplemental Indenture to be entered into by the Company and the Trustee, substantially in the form set forth as Exhibit 4.1, to the Current Report on Form 8-K (the “Current Report”) to be filed by the Company on June 13, 2013

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia.  “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in:  Alicante   Amsterdam   Baltimore   Beijing   Berlin   Brussels   Caracas   Colorado Springs   Denver   Dubai   Dusseldorf   Frankfurt   Hamburg   Hanoi   Ho Chi Minh City   Hong Kong   Houston   London   Los Angeles   Madrid   Miami   Milan   Moscow   Munich   New York   Northern Virginia   Paris   Philadelphia   Prague   Rome   San Francisco   Shanghai   Silicon Valley   Singapore   Tokyo   Ulaanbaatar   Warsaw   Washington DC   Associated offices: Budapest   Jakarta   Jeddah   Riyadh   Zagreb.  For more information see www.hoganlovells.com

(collectively, the “Indenture”), and (iii) the Notes will be delivered against payment of valid consideration therefor and in accordance with the terms of the proper action of the board of directors of the Company and the Underwriting Agreement dated May 29, 2013 entered into by the Company and Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named on Schedule A thereto. To the extent that the obligations of the Company with respect to the Notes may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture, upon its execution, will have been duly authorized, executed and delivered by the Trustee and will constitute the legal, valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee will be in compliance, with respect to performance of its obligations under the Indenture, with all applicable laws and regulations; and that the Trustee will have the requisite organizational and legal power and authority to perform its obligations under the Indenture.

This opinion letter is based as to matters of law solely on the applicable provisions of the laws of the State of New York.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinion expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that, the Notes, upon authentication by the Trustee and due execution, issuance and delivery on behalf of the Company in accordance with the Indenture, will constitute valid and binding obligations of the Company.

The opinion expressed in the paragraph above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Notes are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the filing by the Company of the Current Report, which Current Report will be incorporated by reference into the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report and to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP